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                                    KELLWOOD


                            N E W S   R E L E A S E



FOR IMMEDIATE RELEASE

               KELLWOOD (NYSE:KWD) REPORTS SECOND QUARTER RESULTS
                SALES UP 10 PERCENT - NET EARNINGS UP 30 PERCENT
                       REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, MO., August 26, 2004 - Kellwood Company reported operating results for the second quarter ended July 31, 2004, according to Hal J. Upbin, chairman and chief executive officer.

         Sales for the second quarter increased $51 million, or 10 percent to $560 million, versus $509 million last year due to a combination of organic growth of $34 million, or 7 percent, and the acquisition of Phat Fashions and Phat Farm which provided $17 million of revenue. Phat Fashions and Phat Farm were acquired on February 3, 2004, and are being reported within the Men's Sportswear segment.

         The organic growth was driven by the new marketing initiatives put in place during the last nine months of fiscal year 2003 including Calvin Klein(R), IZOD(R), XOXO(R) and Lucy PeredaTM women's sportswear, Liz Claiborne(R) Dresses and Suits, and Def Jam UniversityTM urban sportswear which collectively provided $43 million of growth in the second quarter. This growth was partially offset by the planned elimination of certain low margin programs, which reduced sales by $15 million. Sales growth of the remaining businesses in the second quarter was $6 million, or 1 percent.

         The year-to-year organic sales growth for the quarter came from the Women's Sportswear segment, up 10 percent, and the Men's Sportswear segment, up 13 percent. These increases were partially offset by an 8 percent drop in sales of Other Soft Goods.

         Net earnings in the second quarter from continuing operations were strong, increasing $2.3 million, or 30 percent, to $10.2 million, or $0.36 per diluted share, versus $7.9 million, or $0.29 per share last year. The increase in earnings was driven by increased sales, a 1.5 percentage point increase in gross profit as a percent of sales partially offset by higher SG&A spending attendant with the new marketing initiatives and SG&A expense from the acquisition of Phat Fashions and Phat Farm. This is the ninth consecutive quarter in which Kellwood has reported a significant year-to-year improvement in gross profit as a percent of sales reflecting the continued underlying strength of operations, improved sourcing, quality of inventory and improving mix of business.

         Kellwood ended the quarter with an exceptionally strong balance sheet with ample liquidity to fund acquisitions to enhance its diversification and capability to service the needs of the Company's customers.

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                                    KELLWOOD



ADD ONE

         Total inventory at the end of the second quarter including inventory from the acquisition increased by only $4 million versus prior year and represented 57 days supply, versus 62 days at the end of the second quarter last year.

         Sales for the first six months grew by $66 million, or 6 percent to $1.247 billion, versus $1.181 billion last year. The increase came from organic growth of $39 million, or 3 percent and $27 from the acquisition of Phat Fashions and Phat Farm made earlier this year. The increase in organic sales for the first half came from an 8 percent increase in Women's Sportswear and a 7 percent increase in Men's Sportswear, partially offset by a 13 percent drop in sales of Other Soft Goods.

         Net earnings from continuing operations for the first six months increased $6.3 million, or 22 percent, to $35.3 million, or $1.26 per share on a diluted basis, versus $29.0 million, or $1.08 per share last year. The strong growth in net earnings for the first half was driven by higher sales and by a
1.9 percentage point year-to-year improvement in gross profit. Kellwood's investment in launching several new brands and the acquisition of Phat Fashions and Phat Farm has resulted in higher SG&A spending. These initiatives are expected to generate an accelerating rate of growth in sales and operating earnings during the second half of the year.

         "As Kellwood looks ahead to the third quarter and total year, we remain optimistic that the economy, the rate of job creation, and consumer confidence and spending on apparel will continue to improve albeit at a slower pace than experienced earlier this year. We see this same sense of guarded optimism expressed by our customers as they book orders for Fall and Holiday. Like our customers, Kellwood would rather focus on gross margin and inventory turnover than get too far ahead of a cautious consumer with orders and inventory.

         "As a result of the recent softening in consumer demand for apparel, as indicated by Fall orders from customers and some delays in launching certain new marketing initiatives from the third to the fourth quarter, we expect sales in the third quarter to increase by 12 to 13 percent and be in the range of $720-$730 million versus $644 million last year, "said Upbin.

         Net earnings from continuing operations are forecasted to increase by approximately 5 percent and be in the range of $32.5 million, or $1.15 per diluted share, versus $30.9 million, or $1.13 per share reported last year.

         The Company expects to be on target with its financial plan for the fiscal year which calls for sales to increase by 11 percent to approximately $2.6 billion, versus $2.35 billion last year. Net earnings from continuing operations for the year are planned to increase by $16-$18 million, or approximately 24 percent to $89-$91 million, or $3.15-$3.25 per diluted share, versus $72.6 million, or $2.68 per share reported last year.

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                                    KELLWOOD


ADD TWO

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable September 20, 2004 to shareholders of record September 7, 2004.

         The Company will conduct a conference call on August 27 at 10:00 a.m. EST. Interested parties who wish to participate, may do so by dialing 888-396-2384 and entering participant code 89063521. The call will also be broadcast live over the Internet at www.Kellwood.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. An updated version of Kellwood's analyst presentation is available at www.Kellwood.com.

         Kellwood (NYSE:KWD), a $2.4 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Phat Farm(R), Baby Phat(R), Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), DorbyTM, My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Liz Claiborne(R) Dresses and Suits, IZOD(R), Dockers(R), David MeisterTM, Gerber(R), Slates(R) and Bill Burns(R). are produced under licensing agreements. For more information, visit www.kellwood.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "looks ahead", "forecast", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company's products; the lack of customer acceptance of the Company's new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company's products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company's strategies and expectations. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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                                    KELLWOOD



ADD THREE


KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
(Amounts in thousands, except per share data)


                                                         Three Months Ended                     Six Months Ended
                                                   --------------------------------    ---------------------------------
                                                      7/31/2004          8/2/2003         7/31/2004         8/2/2003
                                                   -------------      -------------    --------------    ---------------
Net sales by segment:
    Women's Sportswear                             $     319,555      $     290,060    $      757,531    $       701,986
    Men's Sportswear                                     139,613            108,204           267,770            225,418
    Other Soft Goods                                     101,299            110,597           221,269            253,802
                                                   -------------      -------------    --------------    ---------------

    Total net sales                                      560,467            508,861         1,246,570          1,181,206

Costs and expenses:
    Cost of products sold                                436,074            403,493           967,612            939,536
    Selling, general and
         administrative expenses                          99,326             84,621           206,234            178,700
    Amortization of intangible assets                      3,465              2,059             6,931              4,877
    Interest expense, net                                  6,752              5,911            13,039             12,354
    Other (income) and expense, net                         (694)               655              (873)               831
                                                   -------------      -------------    --------------    ---------------

Earnings before income taxes                              15,544             12,122            53,627             44,908

Income taxes                                               5,324              4,272            18,367             15,935
                                                   -------------      -------------    --------------    ---------------

Net earnings from continuing operations                   10,220              7,850            35,260             28,973

Net loss from discontinued
    operations, net of tax                                      -            (1,164)                -             (1,459)
                                                   --------------     -------------     -------------      --------------

Net earnings                                       $      10,220      $       6,686    $       35,260    $        27,514
                                                   =============      =============    ==============    ===============

Weighted average shares outstanding:
    Basic                                                 27,585             26,432            27,336             26,303
                                                   =============      =============    ==============    ===============
    Diluted                                               28,150             26,970            27,990             26,762
                                                   =============      =============    ==============    ===============


Earnings (loss) per share:
    Basic:
         Continuing operations                     $         .37      $         .30    $         1.29    $          1.10
         Discontinued operations                               -               (.05)                -              (.05)
                                                   -------------      -------------    --------------    --------------
         Net earnings                              $         .37      $         .25    $         1.29    $          1.05
                                                   =============      =============    ==============    ===============

    Diluted:
         Continuing operations                     $         .36      $         .29    $         1.26    $          1.08
         Discontinued operations                               -               (.04)                -              (.05)
                                                   -------------      -------------    --------------    --------------
         Net earnings                              $         .36      $         .25    $         1.26    $          1.03
                                                   =============      =============    ==============    ===============



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                                    KELLWOOD


ADD FOUR


KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)


                                                                           As of
                                                           ------------------------------------
                                                               7/31/2004           8/2/2003
                                                           ----------------     ---------------
ASSETS
------
Current assets:
    Cash and cash equivalents                              $        262,508     $       111,201
    Receivables, net                                                341,820             303,781
    Inventories                                                     346,761             343,187
    Prepaid taxes and expenses                                       69,772              65,397
    Current assets of discontinued operations                             -              24,471
                                                           ----------------     ---------------

         Total current assets                                     1,020,861             848,037

Property, plant and equipment, net                                   98,603              96,423
Intangible assets, net                                              223,833             114,821
Goodwill                                                            185,508              163,071
Other assets                                                         34,199              33,587
Long-term assets of discontinued operations                               -               8,065
                                                           ----------------     ---------------
Total assets                                               $      1,563,004     $     1,264,004
                                                           ================     ================

LIABILITIES AND SHAREOWNERS' EQUITY
-----------------------------------
Current liabilities:
    Notes payable and current
         portion of long-term debt                         $            252     $        26,576
    Accounts payable                                                207,334             174,394
    Accrued expenses                                                112,864              98,532
    Current liabilities of discontinued operations                    1,813              15,225
                                                           ----------------     ---------------

         Total current liabilities                                  322,263             314,727

Long-term debt                                                      469,653             276,024
Deferred income taxes and other                                      77,315              69,214
Long-term liabilities of discontinued operations                          -               2,426
Shareowners' equity                                                 693,773             601,613
                                                           ----------------     ---------------
Total liabilities & shareowners' equity                    $      1,563,004     $     1,264,004
                                                           ================     ===============

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                                    KELLWOOD


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

Kellwood Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)


                                                                             Six Months Ended
                                                                     ----------------------------------
                                                                        7/31/2004           8/2/2003
                                                                     --------------     ---------------

OPERATING ACTIVITIES
--------------------
Net earnings                                                         $       35,260     $        27,514

Add/(deduct) items not affecting operating cash flows:
    Depreciation and amortization                                            20,528              18,086
    Deferred income taxes and other                                           5,324              17,381

Changes in working capital components:
    Receivables, net                                                        (18,439)             38,343
    Inventories                                                             (30,104)             18,521
    Prepaid taxes and expenses                                               (3,389)            (24,104)
    Accounts payable and accrued expenses                                    29,797             (49,963)
                                                                     --------------     ---------------
Net cash from operating activities                                           38,977              45,778
                                                                     --------------     ---------------

INVESTING ACTIVITIES
--------------------
    Additions to property, plant and equipment                              (12,952)            (10,093)
    Acquisitions, net of cash acquired                                     (143,337)           (134,150)
    Subordinated note receivable                                              1,375                 688
    Dispositions of fixed assets                                                202               1,923
                                                                     --------------     ---------------

Net cash from investing activities                                         (154,712)           (141,632)
                                                                     --------------     ---------------

FINANCING ACTIVITIES
--------------------
    Borrowings of long-term debt, net of financing costs                    195,390                   -
    Repayments of long-term debt                                             (4,448)             (2,948)
    Dividends paid                                                           (8,758)             (8,428)
    Stock transactions under incentive plans                                 16,904               8,108
                                                                     --------------     ---------------
Net cash from financing activities                                          199,088              (3,268)
                                                                     --------------     ---------------

Net change in cash and cash equivalents                                      83,353             (99,122)
Cash and cash equivalents, beginning of period                              179,155             210,323
                                                                     --------------     ---------------

Cash and cash equivalents, end of period                             $      262,508     $       111,201
                                                                     ==============     ===============

Supplemental cash flow Information:
    Interest paid                                                    $       12,403     $        14,596
                                                                     ==============     ===============
    Income taxes paid (refunded), net                                $        7,927     $        32,364
                                                                     ==============     ===============

Significant non-cash investing and financing activities:
    Issuance of stock for acquisitions                               $            -     $        11,891
                                                                     ==============     ===============

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                                    KELLWOOD



ADD SIX

NOTE REGARDING DISCONTINUED OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

On October 30, 2003, the Company finalized an agreement to sell their domestic and European hosiery (Hosiery) operations for $7,500 plus reimbursement of $2,800 for costs incurred by the Company in connection with the closure of certain facilities. In addition, during the fourth quarter of 2003, the Company decided to discontinue their True Beauty by Emme(R) (True Beauty) operations.
This included the termination of the related license agreement before its expiration. The operations of True Beauty ceased in the fourth quarter of 2003.
Accordingly, both the Hosiery and True Beauty businesses have been accounted for as discontinued operations. As such, their operating results and assets and liabilities are segregated in the accompanying condensed consolidated statement of earnings and condensed consolidated balance sheet. Prior to being classified as discontinued, the Hosiery operations were included in the Men's Sportswear segment, and True Beauty was included in the Women's Sportswear segment.

For the three and six months ended July 31, 2004, there was no operating activity for the discontinued operations. For the three and six months ended
August 2, 2003, the operating results for the discontinued Hosiery and True
Beauty businesses are as follows:


                                              Three months ended                         Six months ended
                                                August 2, 2003                            August 2, 2003
                                       ----------------------------------    ---------------------------------------
                                       Hosiery    True Beauty     Total         Hosiery      True Beauty    Total
                                       -------    -----------     -----         -------      -----------    -----
Net sales                             $   16,224   $    1,704   $   17,928   $   29,203   $       5,602   $   34,805
                                      ==========   ==========   ==========   ==========   =============   ==========
Earnings (loss) before income taxes         (753)      (1,045)      (1,798)      (1,672)           (583)      (2,255)
Income taxes                                (266)        (368)        (634)        (592)           (204)        (796)
                                      ----------   ----------   ----------   -----------  -------------   ----------
Net earnings (loss)                   $     (487)  $     (677)  $   (1,164)  $   (1,080)  $        (379)  $   (1,459)
                                      ==========   ==========   ==========   ==========   =============   ==========


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                                       ###

FINANCIAL CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co., 314.576.3486,
Fax 314.576.3439 or wlc@kellwood.com.


MEDIA CONTACT:
Donna Weaver, VP Corp. Comm., Kellwood Co., 212.329.8072, Fax 212.329.8073 or donna_weaver@kellwood.com.